SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 3, 2008.

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6121 Hollis Street
Emeryville, California 94608
(Address of principal executive offices)

(510) 350-2940
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement.

On January 3, 2008, BioTime entered into a Commercial License and Option Agreement (the “License”) with Wisconsin Alumni Research Foundation (“WARF”).  The License permits BioTime to use certain patented and patent pending technology belonging to WARF, as well as certain stem cell materials, for research and development purposes, and for the production and marketing of Research Products and Related Products.  “Research Products” are products used as research tools, including in drug discovery and development.  “Related Products” are products other than Research Products, Diagnostic Products, or Therapeutic Products.  “Diagnostic Products” are products or services used in the diagnosis, prognosis, screening or detection of disease in humans.  “Therapeutic Products” are products or services used in the treatment of disease in humans.

BioTime will pay WARF a license fee of $225,000 in two installments, with the first installment of $10,000 due by February 2, 2008, and the remaining $215,000 due on the earlier of (i) thirty (30) days after BioTime raises $5,000,000 or more of new equity financing, or (ii) January 3, 2009.  A maintenance fee of $25,000 will be due annually on January 3 of each year during the term of the License.

BioTime will pay WARF royalties on the sale of products and services under the License. The royalty will be 4% on the sale of Research Products and 2% on the sale of Related Products. The royalty is payable on sales by BioTime or by any sublicensee.  The royalty rate is subject to certain reductions if BioTime also becomes obligated to pay royalties to a third party in order to sell a product.

BioTime will also pay WARF $25,000 toward reimbursement of the costs associated with preparing, filing and maintaining the licensed WARF patents.  That fee is payable in two installments, with the first installment of $5,000 due on February 2, 2008, and the remaining $20,000 due on the earlier of (i) thirty (30) days after BioTime raises $5,000,000 or more of new equity financing, or (ii) January 3, 2009.

BioTime has an option to negotiate with WARF to obtain a license to manufacture and market Therapeutic Products, excluding products in certain fields of use.  The issuance of a license for Therapeutic Products would depend upon BioTime’s submission and WARF’s acceptance of a product development plan, and BioTime and WARF reaching agreement on the commercial terms of the license such as a license fee, royalties, patent reimbursement fees, and other contractual matters.

The License shall remain in effect until the expiration of the latest expiration date of the licensed patents.  However, BioTime may terminate the License prior to the expiration date by giving WARF at least ninety days written notice, and WARF may terminate the License if BioTime (a) fails to make any payment to WARF, (b) fails to submit any required report to WARF, (c) commits any breach of any other covenant in the License that is not remedied within ninety days after written notice from WARF, or (d) commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty days, or offers its creditors any component of the patents or materials covered by the License.

Section 7 - Regulation FD

Section 7.01 - Regulation FD Disclosure

The press release filed as Exhibit 99.1 is incorporated by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Commercial License and Option Agreement between BioTime and Wisconsin Alumni Research Foundation

99.1	Press Release dated January 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: January 9, 2008	By	/s/ Steven A. Seinberg
Chief Financial Officer

Exhibit Number	Description

10.1	Commercial License and Option Agreement between BioTime and Wisconsin Alumni Research Foundation

99.1	Press Release dated January 9, 2008